EXHIBIT 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS ANNOUNCES SALE OF NON-CORE BARNETT SHALE PROPERTIES FOR $190 MILLION

HOUSTON, March 16, 2012 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it has entered into a definitive agreement to sell a portion of its properties in the Barnett Shale (or “Divested Properties”) to a subsidiary of Atlas Resource Partners, L.P. (NYSE: ARP) for $190 million in cash. This sale will have an effective date of January 1, 2012 and is expected to close in late April, subject to customary closing conditions and purchase price adjustments. The producing properties that are being sold include 221 gross (approx. 110 net) wells currently producing at an approximate net rate of 35 MMcfe per day (predominantly dry gas). Estimated total proved reserves associated with the Divested Properties, as determined by Carrizo’s third party engineers at year-end 2011, is approximately 312 Bcfe (comprised of 177 Bcfe of proved developed and 135 Bcfe of proved undeveloped reserves), of which 53 Bcfe are non-operated. The Company intends to use the net proceeds from this sale to repay borrowings under its revolving credit facility and use the excess proceeds to partially fund its 2012 capital expenditures plan, largely in the Eagle Ford play.  Carrizo estimates that when its borrowing base is redetermined (scheduled for April) it will be around $300 million after adjusting for:  (i) the impact of the Divested Properties and (ii) the significant benefit from oil/liquids developed reserve additions in the first quarter 2012 (largely related to the Eagle Ford development).  EBITDA from the Divested Properties will continue to be included in Carrizo’s financial results until closing in late April.

Carrizo President and CEO, S. P. "Chip" Johnson, IV commented on the sale, "Our corporate strategy has been to focus our capital expenditures on the highest return plays such as our liquids-rich Eagle Ford and Niobrara properties. We have significantly slowed the pace of development of our dry gas properties in the Barnett Shale due to low natural gas prices.  However, we had several strong indications of interest in this quality gas asset and are pleased to be able to announce this sale to Atlas. The resulting increase in liquidity generated by the sale of these properties will increase our flexibility to fund our announced 2012 capital investment plan that is focused on investment in liquids-rich resource plays while maintaining appropriate debt levels on our revolver."

Credit Suisse and Baker Botts LLP acted as Carrizo’s financial adviser and legal adviser on this transaction, respectively.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas primarily in the United States and United Kingdom. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, the Barnett Shale in

North Texas, the Marcellus Shale in Pennsylvania, New York and West Virginia, the Utica Shale in Ohio and Pennsylvania, and the U.K. North Sea where our Huntington Field project is currently under development.

Statements in this news release that are not historical facts, including but not limited to those related to impact under the credit facility, borrowing base, the proposed sale (including timing, purchase price and effects thereof), increased flexibility, timing and levels of production, drilling and completion, production mix, development plans, growth, use of proceeds, oil and gas sales, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company's strategies and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include purchase price adjustments, failure of closing conditions, actions by the purchaser, actions by banks, results of wells and production testing, performance of rig operators and gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in Carrizo's Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission.